							      Exhibit 99.1



Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
---------------------

		      OHIO CASUALTY CORPORATION REPORTS
			 FIRST QUARTER 2004 EARNINGS
		      ----------------------------------

FAIRFIELD, Ohio, May 4, 2004  --- Ohio Casualty Corporation (Nasdaq:OCAS)
----------------------------
today announced the following results for its first quarter ended March 31, 2004, compared with the same period of the prior year:

  - net income of $19.2 million, or $.31 per diluted share, versus $19.9 million, or $.33 per diluted share,
  - All Lines statutory combined ratio of 100.7%, an 8.1 point improvement, and
  - net income before net realized gains of $16.8 million versus $7.4 million, a $9.4 million or 127% increase (non-GAAP; see Reconciliation of Net Income to Net Income Before Net Realized Gains at the end of this press release).

President and Chief Executive Officer Dan Carmichael, commented, "I am very pleased with our first quarter results, which positively reflect the significant underwriting actions we have taken over the last three years to improve profitability. We have seen significant improvement over last year's results in both net income before net realized gains and statutory combined ratios, which are in-line with our full year guidance. In fact, our quarterly statutory combined ratio of 100.7% is our best since the fourth quarter of 1996. Our loss and loss adjustment expense ratio improved 8.6 points as a result of a decline in claim frequency, fewer large claims and a better priced book of business. The reduced claim frequency was favorably impacted by fewer weather-related and catastrophe losses and the underwriting actions taken over the last three years.

In addition, we recently announced results of our Cost Structure Efficiency
(CSE) Initiative designed to improve productivity and customer service. Company-wide, processes are being analyzed and efficiencies and/or technology advances are being implemented to reduce operating costs and improve the level of service provided to our policyholders and agents. The CSE initiative is expected to reduce staff by a total of 400 to 500 positions during 2004. Through March, we have implemented 322 staff reductions with another 62 reductions implemented in April. First quarter results include severance and other related costs of $5.6 million. Efficiencies implemented to date are projected to reduce operating expenses by $5.5 million in 2004, net of costs, with projected annualized savings of $19.7 million in 2005."

The major components of net income are summarized in the table below:

						    Three Months
Summary Income Statement                           Ended March 31,
($ in millions, except share data)               2004          2003
----------------------------------               ----          ----
Premiums and finance charges earned            $361.1        $349.3
Investment income less expenses                  50.5          53.2
Investment gains realized, net                    3.7          19.3
					       --------------------
     Total revenues                            $415.3        $421.8

Losses and benefits for policyholders          $195.2        $208.8
Loss adjustment expenses                         38.3          47.4
Underwriting expenses                           141.5         128.1
Corporate and other expenses                     10.4           7.7
					       --------------------
     Total expenses                            $385.4        $392.0

Income tax expense:
   On investment gains realized                  $1.3          $6.8
   On all other income                            7.8           3.1
						 ------------------
     Total income tax expense                    $9.1          $9.9

Cumulative effect of an accounting change       $(1.6)         $  -

Net income                                      $19.2         $19.9
						===================

Average shares outstanding - diluted       62,143,049    60,968,486
Net income, per share - diluted                 $0.31         $0.33

First quarter included a before-tax $9.0 million contingent liability accrual related to a surplus guarantee associated with the 2001 sale of the New Jersey private passenger auto renewal rights to Proformance Insurance Company (Proformance). The surplus guarantee, which is capped at $15.6 million, is effective through December 2004. The contingent liability was estimated based on preliminary information provided by Proformance; however, the Corporation has requested additional information from Proformance in order to determine the actual amount of the liability.

Consolidated before-tax net investment income declined in the first quarter as reinvestment market yields for our maturing fixed securities remain below our average portfolio yield and due to favorable recognition in 2003 of a $1.3 million settlement on the termination of an investment management agreement.

The Corporation recognized a loss of $1.6 million due to the cumulative effect of an accounting change related to the adoption of a new accounting standard, Financial Interpretation No. 46 - Consolidation of Variable Interest Entities, which was effective for the first reporting period ending after March 15, 2004.

Statutory Results
Insurance industry regulators require subsidiaries of Ohio Casualty Corporation to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

From an operating segment perspective, all three operating segments, Commercial, Personal and Specialty Lines, had low single digit statutory net written premium growth that was driven by price increases and higher retention rates. In addition, the Commercial and Personal Lines segments both had improved statutory combined ratios due to lower claim frequency, improved risk profiles and higher pricing levels. The Specialty Lines combined ratio, while increasing slightly over the first quarter of 2003, remained very favorable at 93.6%. All three operating segments were impacted by the severance and related costs associated with the CSE initiative offset by a related statutory pension gain of $8.0 million. The contingent liability accrual related to the Proformance transaction discussed above impacted the Personal Lines combined ratio by 7.7 points.

Supplemental financial information for the first quarter, including many of the statutory financial measures described above, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and GAAP in the United States is included in Item 15 of the Corporation's Form 10-K for the year ended December 31, 2003.

Statutory Net Premiums Written
The table below summarizes net premiums written for the operating segments:


Statutory
Net Premiums Written                            First Quarter          %
($ in millions)                               2004         2003       Chg
--------------------                          ----         ----       ---
Commercial Lines                            $212.2       $205.2       3.4
Specialty Lines                               34.8         32.9       5.8
Personal Lines                               117.0        114.1       2.5
					    ------       ------
   All Lines                                $364.0       $352.2       3.4

Statutory Combined Ratio
The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and loss adjustment expense ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net premiums written. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. Furthermore, these references to combined ratio or its components are calculated on a statutory accounting basis. The table below summarizes combined ratio results by business unit:

						  Calendar Year
						  First Quarter
Statutory Combined Ratio                        2004         2003
------------------------                        ----         ----
   Commercial Lines                             98.8%       111.2%
   Specialty Lines                              93.6%        93.2%
   Personal Lines                              107.3%       110.3%
      All Lines                                100.7%       108.8%

Loss and LAE Development
The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

						      First Quarter
($ in millions)                                     2004         2003
---------------                                     ----         ----
Statutory net liabilities, beginning of
  period                                        $2,128.9     $2,078.7
Increase (decrease) in provision for prior
  accident year claims                             $(2.5)        $2.7
Increase (decrease) in provision for prior
  accident year claims as % of premiums earned      (0.7)%        0.8%

Other Highlights
For the first quarter of 2004 compared to the first quarter of 2003:
  - Catastrophe losses decreased to $3.0 million from $11.1 million.
  - Employee headcount was down 17.4% to 2,361 at March 31, 2004.
  - GAAP book value per share of $20.17 has increased 14.7%.
  - Premiums to surplus ratio improved to 1.6 to 1 from 1.9 to 1.

Looking forward, the Corporation is affirming guidance issued last quarter for calendar year 2004 as follows:

  - Net premiums written will be flat compared to 2003 or will grow in the low single digits,
  - Statutory calendar year combined ratio of 101.0% to 104.0%, assuming a catastrophe loss impact of 2% to 2.5%, and
  - Investment income of approximately $200 million.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:30 a.m. ET on Wednesday, May 5, 2004. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The
						   ------------
webcast is also being distributed over PrecisionIR's Investor Distribution network to both

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institutional and individual investors.  Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through August 5, 2004. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 23063303. Call playback begins at 5 p.m. ET on May 5, 2004 and extends through midnight on May 10, 2004.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the second quarter will start July 1, 2004 extending through the time of the earnings conference call scheduled for August 4, 2004.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.3 billion as of March 31, 2004.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

Reconciliation of Net Income to Net Income Before Net Realized Gains Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Management uses the non-GAAP financial measure of net income before net realized gains to further evaluate current operating performance. Net income before net realized gains, both in dollar amount and per share, is reconciled to net income and net income per share in the table below:

						     Three Months
						    Ended March 31
($ in millions)                                    2004        2003
---------------                                    ----        ----
Net income before net realized gains              $16.8       $ 7.4
After-tax net realized gains                        2.4        12.5
						  ------      -----
Net income                                        $19.2       $19.9

Net income before net realized gains
  per share - diluted                             $0.27       $0.12
After-tax net realized gains per
  share - diluted                                  0.04        0.21
						  ------      -----
Net income per share - diluted                    $0.31       $0.33